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                                                                    EXHIBIT e(4)

                                 AMENDMENT NO. 1
                             DISTRIBUTION AGREEMENT


                  Amendment No. 1 , made this ______ day of ______ 199__ by and between AIM SUMMIT FUND, INC., a Maryland corporation (the "Company") and A I M DISTRIBUTORS, INC., a Delaware corporation (the "Distributor") to that certain agreement made as of the 28th day of February, 1997 (the "Distribution Agreement").

                  WHEREAS, the Company and the Distributor have entered into the Distribution Agreement; and

                  WHEREAS, the Company has divided its common stock into two classes named Class I Shares and Class II Shares; and

                  WHEREAS, the parties desire to clarify that the Distributor will act as the principal distributor of both Class I Shares and Class II Shares of Common Stock; and

                  WHEREAS, the Distributor is to be compensated by the Company for distribution efforts relating to Class II Shares.

                  NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration by each of the parties hereto to the other party paid and of the agreements, covenants and obligations herein contained and intending to be legally bound, the parties hereto agree as follows:

1. Except as set forth below, the terms "Company shares," "its shares," "Company common stock" and "its common stock" as used in the Distribution Agreement shall mean Class I Shares and Class II Shares of the Company.

2. Section 1(b) provides that the Distribution Agreement may be continued by the affirmative vote of a specified percentage of the holders of the Company's shares. Section 11 provides that the Distribution Agreement may be terminated by the vote of a majority of the outstanding voting securities of the Company. In order to make it clear that the Distribution Agreement may be continued or terminated, as the case may be, on a class basis, all references to the Company's shares or to the outstanding voting securities of the Company in paragraph 1(b) and paragraph 11 of the Distribution Agreement shall mean Class I Shares or Class II Shares of the Company, as the case may be.

3. A new paragraph 12 shall be added which reads in its entirety as follows:

                  12. Subject to the limitations, if any, of applicable law including the applicable National Association of Securities Dealers, Inc. ("NASD") Conduct Rules (formerly, the NASD Rules of Fair Practice) regarding asset-based sales charges, the Company shall pay to the Distributor as a reimbursement for all or a portion of such expenses, or as


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                           reasonable compensation for distribution of the Class
                           II Shares, an asset-based sales charge in an amount equal to 0.05% per annum of the average daily net asset value of the Class II Shares from time to time (the "Distributor's 12b-1 Share"), such sales charge to be payable pursuant to the distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 Act (the "Plan"). The Distributor's 12b-1 Share shall accrue daily and be paid to the Distributor as soon as practicable after the end of each such calendar month (unless the Distributor shall specify a later date in written instructions to the Company). The Distributor shall maintain adequate books and records to permit calculations periodically (but not less than monthly) of, and shall calculate on a monthly basis, the Distributor's 12b-1 Share to be paid to the Distributor. The Company shall be entitled to rely on Distributor's books, records and calculations relating to Distributor's 12b-1 Share.

4. Except as modified by this Amendment Agreement, the Distribution Agreement is hereby ratified and confirmed and remains in full force and effect.


                  IN WITNESS WHEREOF, this Amendment Agreement has been duly executed by the parties hereto.



DATED:                   , 199              AIM SUMMIT FUND, INC.
      -------------------     -

ATTEST:


                                            By:
--------------------------                     ----------------------------
Name:                                          Name: Robert H. Graham
Title:                                         Title:   President


                                            A I M DISTRIBUTORS, INC.

ATTEST:


                                            By:
--------------------------                     ----------------------------
Name:                                          Name: Michael J. Cemo
Title:                                         Title:   President


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